Exhibit 99.1

SPX FLOW REPORTS FOURTH QUARTER AND FULL YEAR 2016 RESULTS
AND PROVIDES 2017 FINANCIAL GUIDANCE

●	Q4 2016 GAAP Earnings Per Share of $0.16

●	Q4 2016 Adjusted Earnings Per Share* of $0.46

○ Includes a $(0.04) currency headwind versus guidance

●	Q4 2016 Orders of $453 Million, Up 2% Organically from Q3 2016

●	2016 Realignment Savings of $60 Million, Savings Target for Multi-Year Global Realignment Program Increased to $140 Million

●	2017 GAAP EPS Guidance Range of $0.90 to $1.20 Per Share

●	2017 Adjusted EPS* Guidance Range of $1.60 to $1.90 Per Share
____________________________________________________________________________________
CHARLOTTE, NC - February 8, 2017 - SPX FLOW, Inc. (NYSE:FLOW) today reported results for the quarter and full year ended December 31, 2016 and issued its 2017 full year guidance.
“In 2016, we made great progress on our goal to transition to an operating company despite challenging end markets and currency head winds,” said Marc Michael, President and CEO. “I’m pleased with the strong effort by our teams across the enterprise to aggressively execute our realignment program resulting in a reduced cost structure, more flexible footprint and streamlined functional support. We have built a solid foundation for success and I firmly believe we are better positioned to more efficiently serve our customers and grow our business going forward.”
Michael continued, “In 2016 we realized $60 million of year-over-year cost savings, which was in-line with our target, and brought our program-to-date savings to $70 million. In 2017 and 2018, we are targeting incremental savings of $55 million and $15 million, respectively. We increased our total savings target to $140 million, up from the previous target of $135 million.”
“We also took significant actions to secure our capital structure in 2016, refinancing $600 million of senior notes and expanding the leverage ratio in our senior credit facility. And we are enhancing our incentive compensation by adding EBITDA and ROIC targets to certain incentive plans beginning in 2017.”
“For 2017, we are targeting revenue between $1.825 billion and $1.900 billion, down 5% to 9% versus the prior year, primarily due to a lower opening backlog position and a currency head wind of approximately $65 million, or 3%, from the strengthening of the U.S. dollar against foreign currencies. Although we are encouraged by recent economic data, we have yet to see a meaningful increase in our order run-rates. Our 2017 guidance assumes a consistent order rate to the second half of 2016. Despite lower revenue expectations this year, we are targeting 2017 adjusted EBITDA to grow 10% to approximately $220 million at the mid-point of our guidance,” Michael concluded.
Fourth Quarter 2016 Overview:

•
Revenues declined 19.1% to $495.4 million, from $612.7 million in the year-ago quarter. Organic revenues* decreased 16.0%, or $98.5 million, largely due to reduced customer capital investments, particularly in oil and dairy related markets. The impact of the stronger U.S. dollar versus foreign currencies decreased revenues by 3.1%, or $18.8 million.

•	Operating Income and margin were $9.1 million and 1.8%, compared to operating income and margin of $40.5 million and 6.6% in the year-ago quarter.

◦	The company recorded $15.5 million of special charges related to its previously announced realignment program, compared to $0.9 million in the year-ago quarter.

◦	The company recorded $15.8 million of non-cash impairment charges, compared to $7.7 million in the year-ago quarter.

•	Excluding special charges and non-cash impairment charges, adjusted operating income* and margin were $40.4 million and 8.2%.

•
Diluted net earnings per share were $0.16 including discrete and other tax benefits of $0.23 per share, non-cash impairment charges of $(0.26) per share, and special charges of $(0.27) per share related to the company’s global realignment program.

•	Excluding discrete and other tax benefits, impairment charges and special charges, adjusted earnings per share* were $0.46.

•	Net cash from operating activities was $22.1 million in the period including $(15.7) million of cash outflows in support of the company’s realignment program.

•
Free cash flow* was $15.4 million and included the net cash from operating activities described above and $(6.7) million in capital expenditures, $(1.1) million of which was related to the company’s manufacturing expansion in Poland.

•	Adjusted free cash flow* for the period was $32.2 million.

•	Net income for the period was $6.8 million.

•	Adjusted EBITDA* for the period was $56.1 million.
Fourth Quarter 2016 Results by Segment:
Food and Beverage
Revenues for Q4 2016 were $182.5 million, compared to $219.0 million in Q4 2015, a decrease of $36.5 million, or 16.7%. Organic revenues* declined 15.5%, or $33.9 million, and currency fluctuations decreased revenues 1.2%, or $2.6 million. The decline in organic revenues was due primarily to lower revenue from large systems projects.
Segment income was $18.2 million, or 10.0% of revenues, in Q4 2016, compared to $26.3 million, or 12.0% of revenues, in Q4 2015. Segment income and margin decreased primarily due to the organic revenue decline described above and increased cost estimates related to certain large projects. These items were partially offset by savings from restructuring actions and cost reduction initiatives.
Power and Energy
Revenues for Q4 2016 were $129.9 million, compared to $194.2 million in Q4 2015, a decrease of $64.3 million, or 33.1%. Organic revenues* declined 26.9%, or $52.2 million, and currency fluctuations decreased revenues 6.2%, or $12.1 million. The decline in organic revenue was due largely to reduced customer spending, particularly for original equipment used in upstream and midstream oil applications, and to a lesser extent, lower aftermarket sales.
Segment income was $7.7 million, or 5.9% of revenues, in Q4 2016, compared to $18.3 million, or 9.4% of revenues, in Q4 2015. The decrease in segment income and margin was due primarily to the organic revenue decline described above, partially offset by savings from restructuring actions and cost reduction initiatives.
Industrial
Revenues for Q4 2016 were $183.0 million, compared to $199.5 million in Q4 2015, a decline of $16.5 million, or 8.3%. Organic revenues* declined 6.2%, or $12.4 million, and currency fluctuations decreased revenues 2.0%, or $4.1 million. The organic revenue decline was due primarily to lower sales of dehydration equipment and hydraulic tools.
Segment income was $29.5 million, or 16.1% of revenues, in Q4 2016, compared to $25.6 million, or 12.8% of revenues, in Q4 2015. The increase in segment income and margin was driven primarily by savings from restructuring actions and cost reduction initiatives.
Full Year 2016 Overview:

•
Revenues declined 16.4% to $1.99 billion from $2.39 billion in the prior year. The impact of the stronger U.S. dollar on foreign currencies decreased revenues by 2.2%, or $52.3 million. Organic revenues* decreased 14.2%, due largely to the impact of lower oil and dairy prices on customers’ capital spending decisions.

•	Operating income (loss) was $(385.1) million as compared to $145.5 million in the prior year.

•
Segment income and margin declined to $199.3 million and 10.0%, compared to $293.2 million and 12.3% in the prior year, due primarily to the revenue decline described above as well as low utilization rates at certain large facilities, transition costs related to the new Poland facility and incremental execution costs on certain Food and Beverage projects. These declines were partially offset by the $60 million of cost savings driven by the company’s global realignment program.

•
Impairment of goodwill and intangible assets was $442.2 million as compared to $22.7 million in the prior year. The 2016 impairment charges related primarily to goodwill and certain intangible assets within the Power and Energy reportable segment. These charges resulted largely from the impact of lower oil prices on the spending behavior of customers within oil and gas markets.

•	Special charges were $79.8 million, compared to $42.6 million in the prior year, and substantially related to the company’s global realignment program.

•	Diluted net earnings (loss) per share were $(9.23) and included:

◦	Non-cash impairment charges of $(9.03) per share

◦	Special charges of $(1.46) per share related to the company’s global realignment program

◦	Early extinguishment of debt charges of $(0.59) per share

◦	Discrete and other tax benefits of $0.57 per share, primarily related to the company’s expansion in Poland

•	Excluding the items noted above, adjusted earnings per share* were $1.28.

•	Net cash used in operating activities was $(27.9) million and included:

◦	$58.9 million of cash outflows in support of the company’s realignment program

◦	$41.0 million of net pension payments

•
Free cash flow used was $(71.9) million and included the net cash from operating activities described above and $(44.0) million in capital expenditures, $(19.5) million of which was related to the company’s manufacturing expansion in Poland.

•	Adjusted free cash flow* for the full year 2016 was $47.5 million.

•	Net income (loss) for the full year 2016 was $(381.8) million.

•	Adjusted EBITDA* for the full year 2016 was $199.9 million.
2017 Full Year Financial Guidance:

2017 Full Year Financial Guidance
($ millions; except per share data)	Pre-Adjusted Basis	Adjusted Basis(1)
Revenue	$1,825 to $1,900	$1,825 to $1,900
Special charges	~($40)	$0
Operating income	$110 to $130	$150 to $170
Earnings per share	$0.90 to $1.20	$1.60 to $1.90
Free cash flow*	$80 to $100	$130 to $150
EBITDA*	$170 to $190	$210 to $230

(1)
On an adjusted basis, 2017 guidance excludes ~$40 million of special charges and ~$50 million of cash outflows related to the company’s realignment program. See attached schedules for reconciliation of GAAP guidance to adjusted guidance.

OTHER ITEMS
Global Realignment Program: As previously disclosed, the company is optimizing its global footprint, streamlining business processes and reducing selling, general and administrative expense through a global realignment program. The realignment program is intended to reduce costs across operating sites and corporate and global functions, in part by making structural changes and process enhancements to help the company operate more efficiently. The realignment program was initiated in 2015 and is expected to be largely complete by the end of 2017. The total cost of the program is expected to be approximately $160.0 million with annualized savings of approximately $140.0 million, fully realized by the end of 2018. In 2016, the company incurred $79.8 million of special charges, $78.4 million of cash funding and realized approximately $60.0 million of savings associated with its realignment program.
Impairment Charges: In the fourth quarter of 2016, the company recorded impairment charges of $15.8 million. A $10.3 million charge related to trademarks within its Power and Energy reportable segment and a $5.5 million charge related to a certain technology investment within its Food and Beverage reportable segment.
Amendment to Credit Facility: In the fourth quarter of 2016 the company completed an amendment to its $1.35 billion senior secured credit facilities which, among other things, provides a period of covenant relief through December 31, 2018.

Key elements of the amendment include:

•	Net leverage covenant increased from 4.00x to 4.75x with step-downs:

◦	4.50x from 10/1/17 through 3/31/18

◦	4.25x from 4/1/18 through 9/30/18

◦	4.00x from 10/1/18 through 12/31/2018

•	Interest coverage ratio decreased from 3.50x to 3.00x with step-ups:

◦	3.25x from 4/1/18 through 9/30/18

◦	3.50x from 10/1/18 through 12/31/2018

•	A modest increase in the pricing grid during the covenant relief period

•	Option for the company to terminate the covenant relief at any time if the consolidated leverage ratio is less than or equal to 3.25x and the interest coverage ratio is greater than or equal to 3.50x.
Form 10-K: The company expects to file its annual report on Form 10-K for the year ended December 31, 2016 with the Securities and Exchange Commission on February 8, 2017. This press release should be read in conjunction with that filing, which will be available on the company’s website at www.spxflow.com, in the Investor Relations section.
About SPX FLOW, Inc.: Based in Charlotte, North Carolina, SPX FLOW is a global supplier of highly engineered solutions, process equipment and turn-key systems, along with the related aftermarket parts and services, into the food and beverage, power and energy and industrial end markets. SPX FLOW has approximately $2 billion in annual revenues with operations in over 30 countries and sales in over 150 countries around the world. To learn more about SPX FLOW, please visit www.spxflow.com.
*Non-GAAP number. See attached schedules for reconciliation from most comparable GAAP number. Management believes these Non-GAAP metrics are commonly used financial measures for investors to evaluate our operating performance for the periods presented, and when read in conjunction with our consolidated and combined financial statements, present a useful tool to evaluate our ongoing operations and provide investors with metrics they can use to evaluate our management of the business from period to period. In addition, these are some of the factors we use in internal evaluations of the overall performance of our business.
Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these Non-GAAP metrics are not intended to present all items that may have impacted these results. In addition, these Non-GAAP metrics are not necessarily comparable to similarly-titled measures used by other companies.
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read these results in conjunction with the company’s documents filed with the Securities and Exchange Commission. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The words “expect,” “anticipate,” “plan,” “target,” “project,” “believe” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In addition, estimates of future operating results are based on the company’s current complement of businesses, which is subject to change. Statements in this press release speak only as of the date of this press release, and SPX FLOW disclaims any responsibility to update or revise such statements.
Investor and Media Contact:

Ryan Taylor, Vice President, Communications and Investor Relations
704-752-4486
E-mail: investor@spxflow.com

SPX FLOW, INC. AND SUBSIDIARIES
CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Revenues	$495.4	$612.7	$1,996.0	$2,388.5

Costs and expenses:
Cost of products sold	342.9	417.9	1,371.4	1,596.3
Selling, general and administrative	107.9	140.0	467.7	558.0
Intangible amortization	4.2	5.7	20.0	23.4
Impairment of goodwill and intangible assets	15.8	7.7	442.2	22.7
Special charges	15.5	0.9	79.8	42.6
Operating income (loss)	9.1	40.5	(385.1)	145.5

Other income (expense), net	1.5	7.7	(0.9)	9.8
Related party interest expense, net	—	—	—	(2.2)
Other interest expense, net	(14.2)	(14.9)	(57.1)	(15.9)
Loss on early extinguishment of debt	—	—	(38.9)	—
Income (loss) before income taxes	(3.6)	33.3	(482.0)	137.2
Income tax benefit (provision)	11.2	(11.5)	101.0	(49.8)
Net income (loss)	7.6	21.8	(381.0)	87.4
Less: Net income (loss) attributable to noncontrolling interests	0.8	0.7	0.8	(0.1)
Net income (loss) attributable to SPX FLOW, Inc.	$6.8	$21.1	$(381.8)	$87.5

Basic income (loss) per share of common stock	$0.16	$0.52	$(9.23)	$2.14
Diluted income (loss) per share of common stock	$0.16	$0.51	$(9.23)	$2.14

Weighted average number of common shares outstanding - basic	41.454	40.918	41.345	40.863
Weighted average number of common shares outstanding - diluted	41.664	40.982	41.345	40.960

SPX FLOW, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)

	December 31, 2016	December 31, 2015
ASSETS
Current assets:
Cash and equivalents	$215.1	$295.9
Accounts receivable, net	446.9	483.9
Inventories, net	272.4	305.2
Other current assets	72.8	72.4
Total current assets	1,007.2	1,157.4
Property, plant and equipment:
Land	36.1	37.7
Buildings and leasehold improvements	242.4	224.9
Machinery and equipment	420.8	483.9
	699.3	746.5
Accumulated depreciation	(322.0)	(314.1)
Property, plant and equipment, net	377.3	432.4
Goodwill	722.5	1,023.4
Intangibles, net	344.3	579.4
Other assets	151.9	111.6
TOTAL ASSETS	$2,603.2	$3,304.2

LIABILITIES, MEZZANINE EQUITY AND EQUITY
Current liabilities:
Accounts payable	$203.8	$227.1
Accrued expenses	329.9	467.3
Income taxes payable	10.8	31.7
Short-term debt	27.7	28.0
Current maturities of long-term debt	20.2	10.3
Total current liabilities	592.4	764.4
Long-term debt	1,060.9	993.8
Deferred and other income taxes	62.2	142.0
Other long-term liabilities	125.5	133.4
Total long-term liabilities	1,248.6	1,269.2
Mezzanine equity	20.1	—
Equity:
SPX FLOW, Inc. shareholders’ equity:
Common stock	0.4	0.4
Paid-in capital	1,640.4	1,621.7
Retained earnings (accumulated deficit)	(373.9)	21.1
Accumulated other comprehensive loss	(521.4)	(382.7)
Common stock in treasury	(4.9)	(1.4)
Total SPX FLOW, Inc. shareholders' equity	740.6	1,259.1
Noncontrolling interests	1.5	11.5
Total equity	742.1	1,270.6
TOTAL LIABILITIES, MEZZANINE EQUITY AND EQUITY	$2,603.2	$3,304.2

SPX FLOW, INC. AND SUBSIDIARIES
RESULTS OF REPORTABLE SEGMENTS
(Unaudited; in millions)

	Three months ended December 31,				Twelve months ended December 31,
	2016	2015	Δ	%/bps	2016	2015	Δ	%/bps
Food and Beverage

Revenues	$182.5	$219.0	$(36.5)	-16.7%	$728.3	$869.8	$(141.5)	-16.3%
Gross profit	51.4	68.4	(17.0)		214.0	273.6	(59.6)
Selling, general and administrative expense	31.4	40.2	(8.8)		131.5	161.4	(29.9)
Intangible amortization expense	1.8	1.9	(0.1)		7.4	7.8	(0.4)
Income	$18.2	$26.3	$(8.1)	-30.8%	$75.1	$104.4	$(29.3)	-28.1%
as a percent of revenues	10.0%	12.0%		-200bps	10.3%	12.0%		-170bps

Power and Energy

Revenues	$129.9	$194.2	$(64.3)	-33.1%	$562.7	$750.2	$(187.5)	-25.0%
Gross profit	37.4	57.7	(20.3)		162.4	242.6	(80.2)
Selling, general and administrative expense	28.6	36.9	(8.3)		129.8	148.6	(18.8)
Intangible amortization expense	1.1	2.5	(1.4)		7.2	10.2	(3.0)
Income	$7.7	$18.3	$(10.6)	-57.9%	$25.4	$83.8	$(58.4)	-69.7%
as a percent of revenues	5.9%	9.4%		-350bps	4.5%	11.2%		-670bps

Industrial

Revenues	$183.0	$199.5	$(16.5)	-8.3%	$705.0	$768.5	$(63.5)	-8.3%
Gross profit	63.7	68.7	(5.0)		248.2	276.0	(27.8)
Selling, general and administrative expense	32.9	41.8	(8.9)		144.0	165.6	(21.6)
Intangible amortization expense	1.3	1.3	—		5.4	5.4	—
Income	$29.5	$25.6	$3.9	15.2%	$98.8	$105.0	$(6.2)	-5.9%
as a percent of revenues	16.1%	12.8%		330bps	14.0%	13.7%		30bps

Consolidated and Combined Revenues	$495.4	$612.7	$(117.3)	-19.1%	$1,996.0	$2,388.5	$(392.5)	-16.4%
Consolidated and Combined Segment Income	55.4	70.2	(14.8)	-21.1%	199.3	293.2	(93.9)	-32.0%
as a percent of revenues	11.2%	11.5%		-30bps	10.0%	12.3%		-230bps

Total income for reportable segments	$55.4	$70.2	$(14.8)		$199.3	$293.2	$(93.9)
Corporate expense	12.7	21.3	(8.6)		58.0	71.6	(13.6)
Pension and postretirement expense (income)	2.3	(0.2)	2.5		4.4	10.8	(6.4)
Impairment of goodwill and intangible assets	15.8	7.7	8.1		442.2	22.7	419.5
Special charges	15.5	0.9	14.6		79.8	42.6	37.2
Consolidated and Combined Operating Income (Loss)	$9.1	$40.5	$(31.4)	-77.5%	$(385.1)	$145.5	$(530.6)	-364.7%
as a percent of revenues	1.8%	6.6%		-480bps	(19.3)%	6.1%		-2540bps

SPX FLOW, INC. AND SUBSIDIARIES
CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Cash flows from (used in) operating activities:
Net income (loss)	$7.6	$21.8	$(381.0)	$87.4
Adjustments to reconcile net income (loss) to net cash from (used in) operating activities:
Special charges	15.5	0.9	79.8	42.6
Impairment of goodwill and intangible assets	15.8	7.7	442.2	22.7
Deferred income taxes	(1.8)	(14.2)	(102.0)	(25.4)
Depreciation and amortization	15.0	17.6	64.7	61.9
Stock-based compensation	4.7	5.4	18.9	5.4
Pension and other employee benefits	3.6	1.5	10.9	11.3
Gain on asset sales and other, net	(1.1)	(6.8)	(2.5)	(8.0)
Loss on early extinguishment of debt	—	—	38.9	—
Changes in operating assets and liabilities:
Accounts receivable and other assets	(7.8)	74.6	22.9	47.4
Inventories	23.4	24.4	18.4	(2.5)
Accounts payable, accrued expenses and other	(37.1)	27.0	(114.3)	(14.9)
Domestic pension payments	—	—	(65.9)	—
Cash spending on restructuring actions	(15.7)	(2.9)	(58.9)	(14.3)
Net cash from (used in) operating activities	22.1	157.0	(27.9)	213.6
Cash flows used in investing activities:
Proceeds from asset sales and other, net	1.6	7.2	4.0	12.5
Decrease (increase) in restricted cash	0.2	0.2	—	(0.3)
Capital expenditures	(6.7)	(13.9)	(44.0)	(57.0)
Net cash used in investing activities	(4.9)	(6.5)	(40.0)	(44.8)
Cash flows from (used in) financing activities:
Proceeds from issuance of senior notes	—	—	600.0	—
Repurchases of senior notes (includes premiums paid of $36.4)	—	—	(636.4)	—
Borrowings under senior credit facilities	95.0	79.0	423.0	534.0
Repayments of senior credit facilities	(105.0)	(134.0)	(365.0)	(134.0)
Borrowings under trade receivables financing arrangement	13.5	34.0	93.4	34.0
Repayments of trade receivables financing arrangement	(18.5)	(34.0)	(72.2)	(34.0)
Repayments of related party notes payable	—	—	—	(5.4)
Borrowings under other financing arrangements	12.3	5.1	13.5	6.1
Repayments of other financing arrangements	(1.8)	(4.3)	(14.6)	(7.0)
Minimum withholdings paid on behalf of employees for net share settlements, net	(0.7)	(1.5)	(3.9)	(1.5)
Payments for deferred financing fees	(2.9)	—	(15.5)	(6.2)
Dividends paid to noncontrolling interests in subsidiary	—	—	(1.2)	(0.2)
Change in former parent company investment	—	—	—	(453.9)
Net cash from (used in) financing activities	(8.1)	(55.7)	21.1	(68.1)
Change in cash and equivalents due to changes in foreign currency exchange rates	(21.9)	(6.0)	(34.0)	(21.4)
Net change in cash and equivalents	(12.8)	88.8	(80.8)	79.3
Consolidated and combined cash and equivalents, beginning of period	227.9	207.1	295.9	216.6
Consolidated and combined cash and equivalents, end of period	$215.1	$295.9	$215.1	$295.9

SPX FLOW, INC. AND SUBSIDIARIES
ORGANIC REVENUE RECONCILIATION
(Unaudited)

	Three months ended December 31, 2016
	Net Revenue Decline	Foreign Currency	Organic Revenue Decline
Food and Beverage	(16.7)%	(1.2)%	(15.5)%
Power and Energy	(33.1)%	(6.2)%	(26.9)%
Industrial	(8.2)%	(2.0)%	(6.2)%
Consolidated	(19.1)%	(3.1)%	(16.0)%

	Twelve months ended December 31, 2016
	Net Revenue Decline	Foreign Currency	Organic Revenue Decline
Food and Beverage	(16.3)%	(1.1)%	(15.2)%
Power and Energy	(25.0)%	(4.0)%	(21.0)%
Industrial	(8.3)%	(1.7)%	(6.6)%
Consolidated and combined	(16.4)%	(2.2)%	(14.2)%

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED OPERATING INCOME RECONCILIATION
(Unaudited; in millions)

	Three months ended	Twelve months ended	2017
	December 31, 2016	December 31, 2016	Mid-Point Guidance
Operating income (loss)	$9.1	$(385.1)	$120
Impairment of goodwill and intangible assets	15.8	442.2	—
Special charges	15.5	79.8	40
Adjusted operating income	$40.4	$136.9	$160

SPX FLOW, INC. AND SUBSIDIARIES
ADJUSTED DILUTED EARNINGS PER SHARE RECONCILIATION
(Unaudited)

	Three months ended	Twelve months ended	2017
	December 31, 2016	December 31, 2016	Mid-Point Guidance
Diluted earnings (loss) per share	$0.16	$(9.23)	$1.05
Loss on early extinguishment of debt, net of tax	—	0.59	—
Special charges, net of tax	0.27	1.46	0.70
Discrete tax benefits, primarily Poland expansion	(0.23)	(0.57)	—
Impairment of goodwill and intangible assets, net of tax	0.26	9.03	—
Adjusted diluted earnings per share	$0.46	$1.28	$1.75

SPX FLOW, INC. AND SUBSIDIARIES
EBITDA AND ADJUSTED EBITDA RECONCILIATION
(Unaudited; in millions)

	Three months ended	Twelve months ended	2017
	December 31, 2016	December 31, 2016	Mid-Point Target
Net income (loss) attributable to SPX FLOW, Inc.	$6.8	$(381.8)	$44

Income tax provision (benefit)	(11.2)	(101.0)	21
Interest expense, net	14.2	57.1	57
Depreciation and amortization	15.0	64.7	58
EBITDA	24.8	(361.0)	180
Special charges	15.5	79.8	40
Loss on early extinguishment of debt	—	38.9	—
Impairment of goodwill and intangible assets	15.8	442.2	—
ADJUSTED EBITDA	56.1	199.9	220
Non-cash compensation expense	6.0	25.4	23
Non-service pension costs	1.5	2.5	1
Interest income	0.9	3.5	4
Gain on asset sales and other, net	(1.1)	(2.5)	—
Other	0.2	0.8	1
Bank consolidated EBITDA	$63.6	$229.6	$249

SPX FLOW, INC. AND SUBSIDIARIES
FREE CASH FLOW AND ADJUSTED FREE CASH FLOW RECONCILIATION
(Unaudited; in millions)

	Three months ended	Twelve months ended	2017
	December 31, 2016	December 31, 2016	Mid Point Guidance
Net cash from (used in) operating activities	$22.1	$(27.9)	$120
Capital expenditures	(6.7)	(44.0)	(30)
Free cash flow from (used in) operations	$15.4	$(71.9)	$90

Free cash flow from (used in) operations	$15.4	$(71.9)	$90
Cash spending on restructuring actions	15.7	58.9	50
Capital expenditures related to manufacturing expansion in Poland	1.1	19.5	—
Pension payments to retirees, net of tax benefit	—	41.0	—
Adjusted free cash flow from operations	$32.2	$47.5	$140

SPX FLOW, INC. AND SUBSIDIARIES
CASH AND DEBT RECONCILIATION
(Unaudited; in millions)

Twelve months ended December 31, 2016
Beginning cash and equivalents	$295.9

Net cash used in operating activities	(27.9)
Proceeds from asset sales and other, net	4.0
Capital expenditures	(44.0)
Payments for early debt extinguishment	(36.4)
Net borrowings under senior credit facilities	58.0
Net borrowings under trade receivables financing arrangement	21.2
Net repayments of other financing arrangements	(1.1)
Minimum withholdings paid on behalf of employees for net share settlements, net	(3.9)
Deferred financing fees paid	(15.5)
Dividends paid to noncontrolling interests in subsidiary	(1.2)
Change in cash and equivalents due to changes in foreign currency exchange rates	(34.0)

Ending cash and equivalents	$215.1

	Debt at	Debt at
	December 31, 2016	December 31, 2015
Domestic revolving loan facility	$68.0	$—
Term loan	390.0	400.0
5.625% senior notes, due in August 2024	300.0	—
5.875% senior notes, due in August 2026	300.0	—
6.875% senior notes	—	600.0
Trade receivables financing arrangement	21.2	—
Other indebtedness	42.4	37.3
Less: deferred financing fees	(12.8)	(5.2)
Totals	$1,108.8	$1,032.1